EXHIBIT 10.48



December 17, 2002





Mr. Michael Becker
1478 Green Meadows Road
Yardley, PA  19067

Dear Michael:

Cytogen Corporation is pleased to offer you the position of President and Chief Executive Officer at a biweekly rate of $9,615.38 (annualized at $250,000) effective on December 17, 2002. Additionally, you will receive a car allowance of $750.00 per month pursuant to the Company's normal policies regarding such allowances.

You will also be eligible to participate in the Cytogen Corporation Performance Bonus Plan as and if approved by the Board of Directors for each performance year. Your targeted bonus will be 30% of base salary and will be based upon the achievement of performance objectives to be established by the Board of Directors, with the level of achievement determined by the Board of Directors in its sole discretion.

As discussed, and subject to shareholder approval of sufficient shares, you have been granted options to purchase 200,000 shares of Cytogen's Common Stock, further conditioned on the commencement of your new position. In this regard, Cytogen's Shareholders will be asked to approve a proposal to increase the number of shares available for issuance under Cytogen's Corporation Incentive Stock Option Plan (the "Plan") at their 2003 Annual Meeting, anticipated to occur in June 2003. 50,000 of such options shall vest immediately upon acceptance of the terms of this letter. The remaining 150,000 of such options will vest in three (3) equal tranches of 50,000 each and based upon the achievement of certain milestones to be established by the Board of Directors in its sole discretion. It is anticipated that the Board of Directors will establish and communicate such milestones to you in February 2003. It is intended that all such options shall be incentive stock options if, and only to the extent, permitted under relevant law.

The exercise price for these stock options will be the market price (the average of the low and high prices) of Cytogen Corporation stock on December 17, 2002. A copy of the Option Agreement and the Plan governing your option grants will be provided to you. You will also be eligible for additional stock option awards as determined at the sole discretion of the Board of Directors.

In your new position within the Company, your existing benefits package remains the same. These benefits, as with all benefit programs, are subject to change at the sole discretion of the Board of Directors.

In the event the Company terminates your employment for reasons other than Cause, you shall receive twelve months of base pay and continuation of benefits under COBRA (to be reimbursed or paid directly to the provider at the Company's option). Base pay during such period shall be payable at the sole discretion of the Company, in monthly or bi-weekly installments, or in a lump sum. You will also be entitled to receive, on a pro rata basis, such portion of incentive awards as earned based on performance, if any, through the date of termination. The Board of Directors will determine the amount of any such incentive award payment in its sole discretion. The receipt of such severance pay and benefits shall be conditioned on your first signing a valid general release of any claims you then have as against the Company, its affiliates, officers, directors, agents and employees.

"Cause" shall mean material refusal or failure to perform and discharge duties and responsibilities to the Company in accordance with the terms of your employment, or willful action or inaction that is materially inconsistent with the terms of your employment; or material breach of your fiduciary duties as an officer of the Company or any subsidiary or affiliate of the Company; or conviction of a felony; or conviction of any other crime involving personal dishonesty or moral turpitude.

Please indicate your acceptance of this offer letter by signing below and returning the original to me. We look forward to your acceptance and the leadership we expect you to bring to the Company.

Sincerely,


/s/ James A. Grigsby
James A. Grigsby
Chairman


ACCEPTED AND AGREED TO THIS 17th DAY OF December, 2002
                            ----


By: /s/ Michael D. Becker
   --------------------------
      Michael D. Becker